Exhibit 99.1

NEWS RELEASE

NOVAGOLD Reports Third Quarter 2024 Financial Results

Focused on Progressing the Donlin Gold Project to a Fully Updated Feasibility Study

Wide-Ranging Community Involvement and Government Engagement to Sustain Donlin Gold’s Social License

Strong Treasury of Approximately $106 Million in Cash and Term Deposits

October 2, 2024 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) today released its 2024 third quarter financial results and provided an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended August 31, 2024, are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on October 2, 2024, available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In the third quarter of 2024, the following milestones were achieved:

Donlin Gold activities included:
Metallurgical test work (pilot plant) to confirm flowsheet optimizations advanced with completion expected by year-end.
Submission of the majority of the Dam Safety Certification preliminary design packages to the Alaska Department of Natural Resources (ADNR) on June 17, 2024, with the final documents expected to be submitted by year-end. Comments from ADNR are anticipated to be received in 2025.
Updated resource modelling by the Donlin Gold team and a third-party consultant nearing completion.
Incorporation of field and geochemical data to update groundwater and surface water models for operational and closure planning.
Subsequent to the third quarter, NOVAGOLD and Barrick held a Donlin Gold workshop in Alaska to review the substantial work completed to date and to discuss next steps for the Donlin Gold project and related activities for 2025.

In collaboration with Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), Donlin Gold achieved significant milestones in education, health and safety, cultural preservation, and environmental initiatives that include:
Hosted Crooked Creek and Georgetown residents on a tour of the Donlin Gold project.
Participated in a public Open House in Anchorage, providing Alaskans with the opportunity to learn more about the project and engage in open and transparent discussions.

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Sponsored the RurAL CAP Elder Mentor Program, connecting youth with Elders in Alaska and fostering the sharing of values and knowledge between generations.
Increased collaboration with the Alaska School Activities Association, a statewide nonprofit organization dedicated to the development of high school-level athletic, academic, and fine arts programs across the State.

NOVAGOLD reported the following:
Appointment of Peter Adamek, a seasoned financial executive with over 20 years of experience, as the Company’s new Vice President and Chief Financial Officer.
NOVAGOLD maintains a strong financial position to continue to advance the Donlin Gold project up the value chain, with a healthy treasury of $105.6 million in cash and term deposits as of August 31, 2024.

President’s Message

Focused on Finalizing Key Project Activities to Drive the Donlin Gold Project Development

During the third quarter of 2024, Donlin Gold advanced key activities to position the project to update technical work and cost estimates. Our commitment to a collaborative and inclusive approach continues to benefit all shareholders and stakeholders.

Principal activities included the advancement of metallurgical test work at a pilot plant in Ontario, Canada to confirm proposed optimizations to the flowsheet (with completion expected by year-end), as well as updated resource modelling by the Donlin Gold team and a third-party consultant that is also nearing completion. In addition, recent Donlin Gold field data was used to update groundwater and surface water models, while geochemical data collection continues and will be used for closure planning. Our work on the Dam Safety Certification continues to progress with the majority of the preliminary design packages submitted to the ADNR on June 17, 2024, with final documents expected to be submitted by year-end. Comments from the ADNR on the Dam Safety Certification preliminary design packages are anticipated in 2025.

These comprehensive efforts have delivered highly valuable insights for the Donlin Gold LLC Board and its owners. Guiding our strategy for the Donlin Gold project and its 2025 initiatives, these activities were reviewed at our latest workshop in Alaska with Barrick and will contribute critical data for advancing Donlin Gold. NOVAGOLD is committed to advancing the project with a focus on financial prudence, engineering excellence, environmental responsibility, and a strong safety culture.

Our outreach in Alaska, particularly in the Yukon-Kuskokwim (Y-K) region, and in Washington, D.C., has strengthened community engagement and reinforces the project’s social license. The Company appreciates the diligent contributions of the Donlin Gold team, partners, and stakeholders, and remains dedicated to developing the project to its full potential. With $105.6 million in cash and term deposits as of August 31, 2024, NOVAGOLD is well-positioned to support this effort.

We were very pleased to announce Peter Adamek’s appointment as the Company’s new Vice President and Chief Financial Officer in the third quarter. Peter is a seasoned financial executive with over 20 years of experience, most recently with Hudbay Minerals Inc. He joins a leadership team that has consistently demonstrated diligence and responsible capital stewardship while enhancing value and upholding strong shareholder engagement.

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Ongoing Engagement with Stakeholders and Government to Enhance Donlin Gold’s Social License

In collaboration with Calista and TKC, the mineral and surface rights holders, Donlin Gold LLC has made significant strides in local community and government engagement across the Y-K region, Alaska, and Washington, D.C. Strategically located on private land designated by law for mineral development under the Alaska Native Claims Settlement Act of 1971, the Donlin Gold project enjoys deep involvement with Native Corporations, strengthening our connections with people from the region and local government bodies.

Our enduring partnerships with Calista and TKC have been crucial in advancing the project’s development and permitting efforts. Over decades, our commitment to engaging with the 62 stakeholder communities in the Y-K region has built meaningful relationships, enhanced investment, and reinforced our social license. This longstanding dedication underscores the approach of the Donlin Gold project and its partners, Calista and TKC, to foster robust relationships with both local communities and governmental entities built on trust, transparency, respect and partnership.

In July, Donlin Gold hosted a project site tour for a group of residents from Crooked Creek and the Native Village of Georgetown.

In August, Calista, TKC, and Donlin Gold hosted a public Open House in Anchorage, providing Alaskans with the opportunity to learn more about the project and to engage in open and transparent discussions. NOVAGOLD was in attendance to participate, interact, and engage with key stakeholders.

These are just two examples of the many engagements Donlin Gold prioritizes to raise awareness and maintain transparency around the project.

Sustained Support and Participation in Local Community and Environmental Initiatives Throughout the Y-K Region

NOVAGOLD remains deeply committed to community and social responsibility, upholding shared values at the Donlin Gold project site and within the Y-K region. Through initiatives spanning education, community wellness, cultural preservation, and environmental stewardship, we support fisheries studies, environmental activities, subsistence, cultural preservation efforts, and various grants. Our collaboration with Calista and TKC has driven a range of activities and projects over the past quarter.

Since mid-2023, NOVAGOLD and Donlin Gold have intensified efforts with our Alaska Native Corporation partners to monitor, survey and engage in the dialogue on salmon fisheries in the Kuskokwim and Yukon River watersheds. In the third quarter, we focused on identifying opportunities to monitor, evaluate, and strengthen salmon populations. Notably, we launched a salmon smolt monitoring program on the George River, a tributary of the Kuskokwim River, in partnership with the Village of Napaimute to assess smolt health and migration patterns.

In addition, Donlin Gold and NOVAGOLD have supported the “In It for The Long Haul” backhaul program for seven years now, collecting and safely disposing of household hazardous and electronic waste from Y-K villages. This year alone, approximately 140,000 pounds of material were recycled, for an impressive total of approximately 803,000 pounds of hazardous materials removed from the Y-K region since the program began in 2018.

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Donlin Gold’s partnership with the Crooked Creek Traditional Council has supported the Summer Youth Employment program, providing local youth with hands-on experience in various work environments while also assisting Elders. In the third quarter, Donlin Gold continued sponsoring the RurAL CAP Elder Mentor Program, which connects youth with Elders to foster intergenerational knowledge and support academic engagement and school readiness across the State. Donlin Gold also shipped dictionaries to all school districts in the Y-K region for third graders as part of The Dictionary Project, a national effort to promote literacy and creative thinkers, a project they have participated in annually since 2012.

Donlin Gold has also reaffirmed its commitment to the Alaska School Activities Association, supporting high school-level athletic, academic, and fine arts programs statewide. Donlin Gold’s ongoing financial contributions highlight our steadfast dedication to enhancing educational and extracurricular opportunities for students throughout Alaska.

NOVAGOLD remains committed to stakeholder engagement and community development working closely with Tribal communities and Alaska Native Corporations to identify needs and collaboratively develop solutions that enhance and uplift communities, fostering sustainable growth and shared prosperity for future generations.

Proactively Defending and Upholding Current State and Federal Permits and Working to Secure Remaining Key State Permits

Donlin Gold, in collaboration with Calista, actively supports Federal and State agencies in defending the project’s permits against legal challenges — a strategy that has proven highly effective in maintaining permit approvals to date. The intricate permitting process in the United States and Alaska demands years of dedicated, transparent, and inclusive efforts to engage all stakeholders, including those from the Y-K region. With a profound understanding of the regulatory landscape, Donlin Gold and its partners are committed to supporting Federal and State agencies through any challenges to the project’s permits and are now concentrating on securing the remaining State-level permits and certificates needed for the project’s advancement. While maintaining jurisdictional safety presents challenges, particularly as regulations vary across regions, the State of Alaska stands out as a stable and reliable investment environment. As the second-largest gold-producing state in one of the world’s safest countries for free enterprise2, Alaska offers investors stability and certainty that their assets will remain secure. This makes the rigorous permitting process a worthwhile endeavor in an increasingly complex world.

Earthjustice filed their opening brief with the Alaska Superior Court on January 5, 2024, appealing the Alaska Department of Environmental Conservation Commissioner’s decision upholding the 401 Water Quality Certification. The briefing is complete and oral arguments were held on August 30, 2024. A decision is anticipated from the Alaska Superior Court by 2025.

In other State litigation, following an unsuccessful appeal to the ADNR Commissioner, Earthjustice filed their opening brief with the Alaska Supreme Court on January 4, 2024, appealing the Alaska Superior Court’s decision on Donlin Gold’s water rights permits. Additionally, briefing on Earthjustice’s appeal of the Alaska Superior Court affirmation of ADNR’s issuance of the State pipeline Right-of-Way (ROW) lease to the Alaska Supreme Court was completed in February 2024. Oral arguments for both the water rights permits and the State pipeline ROW are scheduled for November 12, 2024.

In the Federal litigation challenging the Donlin Gold Joint Record of Decision, including the 404 permit and ROW for portions of the pipeline crossing federal lands, the Court issued a decision on September 30, 2024. The decision upheld the federal agencies’ analysis on two of the three issues raised in the litigation, but agreed with the plaintiffs that the federal agencies took too narrow a view in analyzing the impact of a theoretical release from the tailing storage facility. The Court requested supplemental briefing on the appropriate remedy for addressing this issue, which is due October 21, 2024, and response briefing is due November 4, 2024. Donlin Gold is committed to working with the federal agencies and all stakeholders on an appropriate remedy to address the Court’s decision.

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2 Per the 2024 Mineral Commodity Summaries Report – https://pubs.usgs.gov/periodicals/mcs2024/mcs2024-gold.pdf.

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Dedicated to Advancing Donlin Gold for the Benefit of All Shareholders and Stakeholders

NOVAGOLD strongly believes that the Donlin Gold project represents a compelling investment opportunity in the gold market, especially amidst the scarcity of high-quality assets in secure jurisdictions and the gold price recently reaching an all-time high. Situated in Alaska — a well-established mining destination — Donlin Gold holds significant potential. The project boasts approximately 39 million ounces of gold at a grade of 2.24 grams per tonne in Measured and Indicated Mineral Resources, inclusive of Proven and Probable Mineral Reserves3. This robust asset, with a projected mine life of 27 years and average annual gold production in excess of a million ounces per year, is not only projected to be a low-cost, open-pit producer, but it also offers exploration upside — extending beyond the currently defined resource areas, which represent less than half of the presently identified eight-kilometer mineralized trend.

Advancing Donlin Gold through its successive development phases responsibly and effectively remains our top priority. Since 2012, NOVAGOLD has enhanced the project’s value without additional equity issuances, underscoring our dedication to strategic growth and value creation. In the current macro environment, characterized by complex and volatile market conditions, Donlin Gold stands out as a rare and truly exceptional “Tier 1 Asset” located in one of the world’s top mining jurisdictions. With its impressive profile, low-cost structure, and substantial exploration potential, Donlin Gold is well positioned to become one of the best gold development projects which epitomizes both stability and opportunity.

These numerous accomplishments reflect the hard work and diligence of our entire team — from managing Donlin Gold operations to engaging with State and Federal agencies, conducting studies, and reaching out to communities across a vast region. Our environmental, educational, and social initiatives further underscore our longstanding and genuine dedication. We extend our heartfelt thanks to our colleagues and partners at Donlin Gold, Calista, TKC, and NOVAGOLD, as well as to our Board of Directors for their unwavering efforts and collaboration. We remain as committed as ever to advancing the Donlin Gold project safely and responsibly, with a clear focus on creating substantial value.

We deeply appreciate the unwavering support and trust of our long-term shareholders, whose commitment and guidance have been instrumental to the Company’s success. The remarkable dedication of these esteemed investors, which include some of the most respected names in the investment community, constitutes the cornerstone of our progress. We deeply value their decision to invest in our company as well as their constant and insightful engagement. As custodians of NOVAGOLD, we remain resolutely focused on executing our strategy and advancing the Donlin Gold project with the highest standards of safety and social responsibility. Our paramount objective is to enhance shareholder and stakeholder value, echoing both the confidence and conviction that our shareholders have placed in us.

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3 Donlin Gold data as per the report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K 1300 Technical Report Summary”), dated November 30, 2021. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

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Sincerely,

Gregory A. Lang

President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended August 31, 2024 $	Three months ended August 31, 2023 $	Nine months ended August 31, 2024 $	Nine months ended August 31, 2023 $
General and administrative expense(1)	5,120	5,243	18,982	16,385
Share of losses – Donlin Gold	2,814	3,978	9,765	15,996
Total operating expenses	7,934	9,221	28,747	32,381

Loss from operations	(7,934)	(9,221)	(28,747)	(32,381)
Interest expense on promissory note	(3,833)	(3,433)	(11,132)	(9,589)
Interest and dividend income	1,194	1,501	4,265	4,180
Other income, net	(14)	(66)	1,708	904
Accretion of notes receivable	—	145	—	579
Income tax expense	(156)	—	(855)	(75)
Net loss	(10,743)	(11,074)	(34,761)	(36,382)

Net Loss per share, basic and diluted	(0.03)	(0.03)	(0.11)	(0.11)

			At	At
			August 31, 2024 $	November 30, 2023 $
Cash and term deposits			105,572	125,749
Total assets			114,731	133,290
Total liabilities			152,540	141,513

(1)	Includes share-based compensation expense of $515 and $2,225 in the third quarter of 2024 and 2023, respectively, and $5,319 and $6,526 in the first nine months of 2024 and 2023, respectively.

In the third quarter of 2024, net loss decreased by $331 from the comparable prior year period. The decrease was primarily due to lower stock-based compensation expense related to forfeiture of options and performance share units and lower field expenses at Donlin Gold partially offset by higher general and administrative costs, increased interest expense on the promissory note and lower interest income on cash and term deposits. Donlin Gold expenses were lower with reduced site activity in 2024, compared to fieldwork and geotechnical drilling for the Alaska Dam Safety certificates and hydrological drilling to support mine planning and design in 2023. General and administrative expenses increased primarily due to higher professional fees and employee compensation. Professional fees increased due to consulting fees primarily related to ongoing efforts to enhance the value of the Donlin Gold project by evaluating alternatives to further advance the project. Salaries and benefits increased primarily due to hiring of additional staff. Income tax expense relates to passive income taxable in Canada on a portion of interest income earned by U.S. subsidiaries, and for withholding taxes on the sale of the San Roque project in Argentina during the first quarter of 2024.

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Liquidity and Capital Resources

In the third quarter and first nine months of 2024, cash equivalents decreased by $6,996 and $177, respectively, primarily due to Donlin Gold funding and corporate general and administrative costs, partially offset by interest income on cash and proceeds from term deposits. The increase in cash used in operating activities in the third quarter and first nine months of 2024 from the comparable prior year periods was primarily due to increased corporate general and administrative costs and a net change in working capital. Funding requirements for Donlin Gold were substantially lower in the first nine months of 2024 than the comparable prior year period.

2024 Outlook

Our anticipated cash expenditures in fiscal year 2024 continue to be approximately $31,200, including $14,250 to fund the Donlin Gold project, and $16,950 for corporate general and administrative costs.

NOVAGOLD’s primary goals in 2024 include continuing to advance the Donlin Gold project toward a construction decision; maintaining support for Donlin Gold among the project’s stakeholders; promoting a strong culture on safety, sustainability, and the environment; maintaining a favorable reputation of NOVAGOLD; and preserving a healthy balance sheet. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of pre-feasibility and feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on October 3, 2024, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company, solely focused on the responsible and sustainable development of its flagship Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world4. The Donlin Gold project, in equal partnership with Barrick, is positioned to be one of the world’s largest gold mines, with approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource (541 million tonnes at an average grade of approximately 2.24 grams per tonne, on a 100% basis)5 categories, inclusive of Proven and Probable Mineral Reserves. According to the 2021 Technical Report and the S-K 1300 Technical Report Summary (both as defined in footnote 3) Donlin Gold is expected to produce an average of approximately one million ounces of gold over a 27-year mine life on a 100% basis. There’s substantial exploration potential beyond the designed footprint of the Donlin Gold open pit, which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at the Donlin Gold project focus on state permitting, engineering studies, community and government engagement, and other environmental, educational and cultural initiatives in preparation for the eventual construction and operation of this project. With a robust balance sheet, NOVAGOLD is well positioned to finance its share of current activities.

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4 Per Mining Journal intelligence – World Risk Report 2023 Alaska received an AA rating, ranks number 3 globally on the Investment Risk index and is in the top quartile for low-risk in each category (Legal, Governance, Social, Fiscal and Infrastructure).

5 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Technical Report Summary. Please see footnote 3 above.

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NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications
604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; the 2024 outlook; the timing and potential for commencing a new feasibility study on the Donlin Gold project; our goals and expenditures for 2024; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support for the state and federal permitting process; sufficiency of working capital; the potential development and construction of the Donlin Gold project; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; whether the Donlin Gold LLC board will continue to advance the Donlin Gold project safely, socially responsibly and to generate value for our stakeholders; continued cooperation between the owners of Donlin Gold LLC to advance the project; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing shareholder and stakeholder wealth; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the outcome of exploration drilling at the Donlin Gold project and the timing thereof; the completion of test work and modeling and the timing thereof. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for additional capital if NOVAGOLD determined to proceed with an updated feasibility study on its own; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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